Exhibit 99.1

BioDelivery Sciences Announces Clonidine Topical Gel for Painful Diabetic

Neuropathy Phase 2b Trial Fails to Meet its Primary Efficacy Endpoint

BDSI discontinues plan for further development resulting in an anticipated $16 million in operating plan savings in 2017 that extends cash runway

R&D efforts to focus on buprenorphine 30-day injection for opioid dependence and pain which compliment BDSI’s existing marketed products, BELBUCA® and BUNAVAIL®

RALEIGH, NC – December 13, 2016 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that its Phase 2b clinical study assessing the efficacy and safety of Clonidine Topical Gel for the management of painful diabetic neuropathy failed to show a statistically significant difference in pain relief between Clonidine Topical Gel and placebo. As a result, BDSI is discontinuing further development of the product at this time.

“We clearly indicated when we embarked on this study that following the changes we made to the protocol based on previous work, that the results would support a definitive decision,” said Dr. Mark A. Sirgo, President and Chief Executive Officer. “We can comfortably say that the changes made to the protocol design provided us with a reliable and unambiguous data set that demonstrated that Clonidine Topical Gel, at this strength and in this delivery form, is not effective for the treatment of painful diabetic neuropathy. As such, we have no further plans for development at this time, and the $16 million that was to be directed to this program for 2017 will now allow us to extend our cash runway into fourth quarter of next year.”

Dr. Sirgo continued, “We will focus our R&D efforts on two important and exciting programs for our buprenorphine 30-day injection product in development-opioid dependence and chronic pain. Both are areas complimentary to BELBUCA and BUNAVAIL, where buprenorphine efficacy has previously been established with other products, and BDSI has considerable clinical expertise and regulatory experience with FDA.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on the utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of commercialization efforts for the Company’s approved products and the clinical trials for, and regulatory review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. BELBUCA® is a trademark currently owned by Endo Pharmaceuticals. All other trademarks and tradenames are owned by their respective owners.

© 2016 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com